FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.

SUPPLEMENT NO. 2 DATED OCTOBER 13, 2017

TO THE PROSPECTUS DATED JULY 3, 2017

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated July 3, 2017, as supplemented by Supplement No. 1 dated September 28, 2017. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	updated information regarding the results of operations for the three and six months ended June 30, 2017 and 2016 contained in Item 2 of our Quarterly Report on Form 10-Q for the period ended June 30, 2017;

•	updated information regarding the distributions declared, distributions paid and cash flows used in operating activities for the three and six months ended June 30, 2017 and 2016 contained in Item 2 of our Quarterly Report on Form 10-Q for the period ended June 30, 2017;

•	updated information regarding the source of distributions for the second quarter of 2017; and

•	updated disclosure under “Description of Shares.”

Update to Results of Operations

The table below provides additional information regarding the results of operations for the three and six months ended June 30, 2017 and 2016 contained in Item 2 of our Quarterly Report on Form 10-Q for the period ended June 30, 2017, which has been incorporated by reference in this prospectus:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rental income	$51,713	$—	$101,154	$—

Total revenues	51,713	—	101,154	—

Expenses:
Rental operating	19,511	—	40,601	—
Acquisition costs	83,233	—	83,233	—
Property management fees	2,580	—	4,762	—
Management fees - related parties	6,730	—	13,457	—
General and administrative	238,385	26,458	540,404	26,458
Depreciation and amortization expense	23,392	—	48,698	—

Total expenses	373,831	26,458	731,155	26,458

Loss before other income (expense)	(322,118)	(26,458)	(630,001)	(26,458)

Other income (expense):
Other income	—	—	1,500	—
Interest income	3,903	—	5,484	—
Interest expense	(13,039)	—	(25,980)	—

Net loss	$(331,254)	$(26,458)	$(648,997)	$(26,458)

Update to Distributions

The information below corrects certain information regarding the distributions declared, distributions paid and cash flows used in operating activities for the three and six months ended June 30, 2017 and 2016 contained in Item 2 of our Quarterly Report on Form 10-Q for the period ended June 30, 2017, which has been incorporated by reference in this prospectus:

	Distributions Paid				Distributions Declared		Sources of Distributions Paid
2017	Cash	Dividends Reinvested (DRIP)	Total	Cash Used in Operating Activities	Total	Per Share(1)	Amount Paid from Operating Activities/ Percent of Total Distributions Paid	Amount Paid from Offering Proceeds/ Percent of Total Distributions Paid
First quarter	$16,429	$11,092	$27,521	$(4,598)	$11,083	$0.015	- / -	$27,521 /100%
Second quarter	22,227	21,214	43,441	(64,700)	53,567	$0.051	- / -	$43,441 /100%

Total	$38,656	$32,306	$70,962	$(69,298)	$64,650

Cash Distributions The information below replaces the information regarding cash distributions for the second quarter of 2017 contained in Supplement No. 1 to this prospectus:

Second Quarter	$22,227	$21,214	$43,441	$(64,700)	$53,567	$0.051	- / -	$43,441 /100%

Description of Shares

The information below replaces the first paragraph under “Description of Shares-General” on page 162 of this prospectus:

Our charter provides that we may issue up to 1,010,050,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock, par value $0.01 per share, 50,000 shares are designated as convertible stock, par value $0.01 per share and 10,000,000 shares are designated as preferred stock, par value $0.01 per share. Of the total shares of common stock authorized, 25,000,000 shares are classified as Class A shares, 25,000,000 shares are classified as Class T shares, 750,000,000 shares are classified as Class R shares and 75,000,000 shares are classified as Class I shares. As of June 30, 2017, we had 616,086 shares of our Class A common stock outstanding, 1,067,396 shares of our Class T common stock outstanding, no shares of our Class R common stock outstanding, no shares of our Class I common stock outstanding, 50,000 shares of convertible stock outstanding and no shares of preferred stock outstanding. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares.

The information below replaces the ninth paragraph under “Description of Shares-Common Stock” on page 164 of this prospectus:

We will further cease paying the distribution and shareholder servicing fee on any Class T share that is redeemed or repurchased. Based on the 1,067,396 shares of Class T shares outstanding, the maximum distribution and shareholder servicing fee payable with respect to such shares will be $497,175.

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